UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2007

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2007, Jo-Ann Stores, Inc. (the "Company") and Mr. Ken Haverkost, the Company’s Executive Vice President, Store Operations, entered into an Agreement, effective immediately (the "Agreement"). The Agreement shall apply if Mr. Haverkost has a "separation from service" (as defined in the Agreement) that occurs during the term of the Agreement. Unless the Agreement is earlier terminated pursuant to its terms or unless mutually agreed to by the parties, on November 19, 2008 and on November 19 of each succeeding year thereafter, the term of the Agreement shall be automatically extended for an additional one-year term.

The Agreement will become operative if Mr. Haverkost’s separation of service is by the Company "without cause" or by Mr. Haverkost for "good reason" (in each case, as defined in the Agreement) or in the event the Company attempts to unilaterally terminate the Agreement. If the Agreement becomes operative, Mr. Haverkost will be entitled to certain severance payments and continuing medical, dental and group term life insurance coverage. The amount of these payments and the length of time that insurance coverage will continue vary depending upon whether the separation of service occurs before or after a "Change of Control" of the Company (as defined in the Agreement).

If Mr. Haverkost becomes entitled to benefits under the Agreement before a Change of Control, he will be entitled to receive (a) continued payments of one and one-half times his base salary, (b) continued medical and dental insurance coverage in accordance with COBRA, and (c) group term life insurance coverage for eighteen months following the date of his separation of service.

If Mr. Haverkost becomes entitled to benefits under the Agreement after a Change of Control or in the event the Company attempts to unilaterally terminate the Agreement, he will be entitled to prompt payment of (a) a lump sum equal to two times the sum of his base salary plus bonus, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on date of the separation of service. In addition, medical and dental insurance coverage will continue in accordance with COBRA, group term life insurance coverage will continue through the second anniversary of the date of separation of service and all restricted shares and stock options will become fully vested. Whether the separation of service is before or after a Change of Control, continuing medical, dental and group term life insurance coverage would terminate if Mr. Haverkost becomes eligible for similar benefits with another employer.

The Agreement also provides that if any payments to Mr. Haverkost in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, the Company will, in general, "gross up" Mr. Haverkost’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to Mr. Haverkost do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to Mr. Haverkost will be reduced to the extent necessary to avoid the imposition of the excise tax and no "gross up" will be paid, and (b) if the aggregate parachute payments that would otherwise be made to Mr. Haverkost do exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, Mr. Haverkost will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and the Company will "gross up" Mr. Haverkost’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments.

Mr. Haverkost agreed to non-competition, confidentiality and non-solicitation covenants in the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

November 26, 2007	By:	/s/ David Goldston

Name: David Goldston
Title: Senior Vice President, General Counsel and Secretary